                                                                    Exhibit 23.2

                      CONSENT OF JEFFERIES & COMPANY, INC.

         We hereby consent to the use of our name in the Registration Statement on Form S-1 of Coinmach Service Corp. (No. 333-114421) in the sections of such Registration Statement entitled "Material United States Federal Income Tax Consequences-Consequences to U.S. Holders-Notes-Characterization of Notes" and "Experts." By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                   /s/ Jefferies & Company, Inc.



         New York, New York
         November 18, 2004